News Announcement

DIGIPLEX CONTINUES THEATER CIRCUIT EXPANSION, AGREES TO
ACQUIRE10-SCREEN ENTERTAINMENT COMPLEXIN DAYTONA, FL
FROM PARAGON ENTERTAINMENT GROUP

- 10-Plex Features “My Pi” Custom Pizza and Craft BeerDining Concept Marking
Digiplex’s Entry into the Theater-Restaurant Service Business -

WESTFIELD, New Jersey and DAYTONA, Florida (January 3, 2014) - Digital Cinema Destinations Corp.(NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers,today announced signing of an asset purchase agreement (APA) to acquire a 10-screen entertainment complex in Daytona, FL (DMA 19) from Paragon Entertainment Group (“Paragon Theatres”, “Paragon”). Located on Daytona Beach, the 10-plex is part of the Ocean Walk Shoppes (250 N. Atlantic Ave. Suite 300), a premier dining, shopping and entertainment destination. Digiplex’s newest location will also feature “My Pi” Custom Pizza and Craft Beer, marking the Company’s entry into the theater-restaurant service business. Digiplex will be licensing the MyPi concept under a licensing agreementfrom Paragon Entertainment, LLC.

The all-cash acquisition is expected to be completed during the first quarter of 2014. Pursuant to the APA, Digiplex will also have right of first refusal for Paragon Theatres’ 8-plex in Deerfield, FL. Additional terms of the transaction were not disclosed.This transaction marks Digiplex’s second announced location in Florida. In October 2013, the Company signed atheater operating lease commencing April 1, 2014 on a New Smyrna Beach (Daytona DMA 19) 12-screen location, which falls under Digiplex’s JV theater management agreement, Start Media/Digiplex, LLC.

Digiplex Chairman and CEO Bud Mayo stated, “Since December 2012, Digiplexhas acquired or agreed to acquire 16 theaters and 158 screens and we remain firmly committed to expanding our national cinema circuit in top markets through our active M&A program. Significantly, today’s announcement also marks the Company’s entry into the theater-restaurant service business with the ‘My Pi’ Pizza license. With a high-quality and wallet-friendly made-to-order menu, ‘My Pi’s’ concept has performed exceptionally well at the Daytona complex. Ouroperations team will be able to test and measure ‘My Pi’s’ applicability to other Digiplex locations as a service beyond our broad selection of concession products.As a final point, with a large pipeline of expansion opportunities we believe there is further capacity to build upon the tremendous growth Digiplex has achieved in the 2013 calendar year,” concluded Mr. Mayo.

Mike Whalen, President of Paragon Theaters, stated, “We are very pleased that our Daytona location will be in good hands under Digiplex’s innovative management. Their team has a proven track record and a growing reputation for bringing expanded entertainment options to appreciative audiences around the country. Daytona cinemagoers will soon have the chance to enjoy opera, live sports, curated DigiNext content and much more, as well as the finest in Hollywood tent-poles and smaller, independently produced titles.”

The 10-screen entertainment complex features large screens with high-quality Sony 4K digital projection. All auditoriums havestadium style seating, with VIP luxury recliners and reserved seating available in select auditoriums. The Daytona theater also includes a premium digital large screen auditorium,with a 50-foot wall-to-wall, floor-to-ceiling screen featuring state-of-the-art Dolby Digital Surround Sound.

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. Digiplex currently operates 20 cinemas and 192 screens in AZ, CA, CT, OH, PA and NJ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Pro-forma for all announced transactions, Digiplex will operate 25 theaters and 243 screens in nine states.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company's website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contacts:
Bud Mayo, Chairman/CEO Digital Cinema Destinations Corp. 908/396-1362 or bmayo@digiplexdest.com	Robert Rinderman or Jennifer Neuman JCIR 212/835-8500 or DCIN@jcir.com

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